# CERTIFICATE OF AMENDMENT OF

# ARTICLES OF INCORPORATION

The undersigned certify that:

1. They are the president and secretary respectively, of **THE INNES GROUP, INC.**, a California corporation.

2. Article one of the Articles of Incorporation of this corporation is amended to read as follows:

The name of the corporation is changed to: **TOUCHPOINT METRICS, INC.**

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 5,312,302 shares of common stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: October 17, 2011.

Michael Hinshaw, President

Cameron Hinshaw, Secretary

I hereby certify that the foregoing transcript of ________ page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State's office.

OCT 19 2011

Date: ________________

DEBRA BOWEN, Secretary of State